Exhibit 99.1

Teladoc Health Reports Fourth Quarter and Full Year 2021 Results

●	Fourth quarter revenue grows 45% year-over-year to $554.2 million and total visits increase 41% to 4.4 million

●	Full year revenue grows 86% year-over-year to $2,032.7 million and total visits increase 38% to 15.4 million

●	Full year cash flows from operations grew to $194.0 million

●	Full year 2022 Revenue guidance of $2.55 to $2.65 billion, representing 25% to 30% growth

PURCHASE, NY, February 22, 2022— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“Teladoc Health took a huge step forward in bringing true whole-person care to life for consumers and clients in 2021,” said Jason Gorevic, chief executive officer of Teladoc Health. “We successfully delivered against performance metrics, solidified our position as the partner of choice for our clients and connected millions of consumers with high-quality care. Our commitment to be the first stop along the consumer healthcare journey – regardless of need – remains unwavering. And Teladoc Health is clearly differentiated by the breadth and depth of our offerings, an integrated suite of virtual care services that connect individuals with chronic, primary, acute and specialty care. We saw meaningful growth and penetration across several key areas of our business, in mental health through both BetterHelp in the direct-to-consumer space and our new MyStrength Complete B2B2C approach to right care at the right time, as well as primary care through Primary 360, all helping to meet a greater share of an individual’s healthcare needs.”

“Healthcare has a ‘new normal’ resulting from the pandemic’s intersection of health needs and virtual solutions that has forever changed the experience of healthcare. We are proud of the role Teladoc Health has played in leading this transformation and are equally excited about our role in 2022 and beyond as we continue to innovate, further evolving whole-person care, introducing new services like Chronic Care Complete, expanding into new markets and deepening our relationships with our clients and consumers," Gorevic added.

Key Financial Data
($ thousands, unaudited)
	Quarter Ended		Year over Year		Year Ended		Year over Year
	December 31,		Change		December 31,		Change
	2021	2020			2021	2020
Revenue	$554,235	$383,321	45%		$2,032,707	$1,093,962	86%

Net Loss	$(10,985)	$(393,967)	n	m	$(428,793)	$(485,136)	n	m
Net Loss per share, basic and diluted	$(0.07)	$(3.07)	n	m	$(2.73)	$(5.36)	n	m

Adjusted EBITDA*	$77,077	$50,384	53%		$267,837	$126,841	111%

Cash Flow from Operations	$83,208	$(114,936)	n	m	$193,990	$(53,511)	n	m

* A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these Non-GAAP measures is also included below under the heading “Non-GAAP Financial Measures.”

nm – Not meaningful

Fourth Quarter 2021

Revenue increased 45% to $554.2 million, from $383.3 million in the fourth quarter of 2020. Access fees revenue grew 51% to $469.9 million and visit fee revenue grew 21% to $68.9 million. U.S. Revenues grew 45% to $482.9 million and International revenues grew 40% to $71.3 million.

Net loss totaled $11.0 million, or $(0.07) per share, compared to $394.0 million, or $(3.07) per share, in the fourth quarter of 2020. Results for the fourth quarter of 2021 included stock-based compensation expense of $61.6 million, or $(0.39) per share, amortization of acquired intangibles of $45.1 million, or $(0.28) per share, and non-cash income tax benefit of $49.7 million, or $0.31 per share.

Results for the fourth quarter of 2020 included stock-based compensation expense of $414.4 million, or $(3.23) per share, amortization of acquired intangibles of $33.0 million, or $(0.26) per share, and non-cash income tax benefit of $85.5 million, or $0.67 per share.

Adjusted EBITDA* increased 53% to $77.1 million, compared to $50.4 million in the fourth quarter of 2020.

GAAP Gross margin, which includes depreciation and amortization, was 67.5 percent for the fourth quarter of 2021 compared to 67.2 percent for the fourth quarter of 2020.

Adjusted Gross margin* was 68.4 percent for the fourth quarter of 2021 compared to 67.9 percent for the fourth quarter of 2020.

Average revenue per U.S. paid member increased to $2.49 in the fourth quarter of 2021, from $1.63 in the fourth quarter of 2020 and $2.40 in the third quarter of 2021.

Full Year Ended December 31, 2021

Revenue increased 86% to $2,032.7 million, from $1,094.0 million for the year ended December 31, 2020. Access fees revenue grew 104% to $1,732.0 million and visit fee revenue grew 15% to $254.2 million. U.S. Revenues grew 94% to $1,774.0 million and International revenues grew 44% to $258.7 million.

Net loss totaled $428.8 million, or $(2.73) per share, compared to $485.1 million, or $(5.36) per share, for the year ended December 31, 2021. Results for the year ended December 31, 2021 included stock-based compensation expense of $302.6 million, or $(1.93) per share, amortization of acquired intangibles of $178.9 million, or $(1.14) per share, loss on extinguishment of debt of $43.7 million, or $(0.28) per share, and non-cash income tax expense of $44.1 million, or $(0.28) per share.

Results for the year ended December 31, 2020 included stock-based compensation expense $475.5 million, or $(5.25) per share, amortization of acquired intangibles $57.5 million, or $(0.64)

per share, loss on extinguishment of debt $9.1 million, or $(0.10) per share, and non-cash income tax benefit $90.9 million, or $1.00 per share.

Adjusted EBITDA* increased 111% to $267.8 million, compared to $126.8 million in 2020.

GAAP Gross margin, which includes depreciation and amortization, was 67.2 percent for the full year 2021 compared to 63.1 percent in 2020.

Adjusted Gross margin* was 68.0 percent for the full year 2021 compared to 64.3 percent in 2020.

Financial Outlook

Teladoc Health provides guidance based on current market conditions and expectations and what we know today. In addition, given the uncertainty of the expected path of the COVID-19 pandemic as well as the broader economic impact, this is an evolving situation and circumstances may change. Based on what we know today, we believe our guidance ranges provide a reasonable baseline for 2022 financial performance.

For the first quarter of 2022, we expect:

1Q 2022 Guidance Range
Revenue	$565 to $571 million
EBITDA	$(23) to $(16) million
Adjusted EBITDA	$51 to $55 million
Net loss per share	$(0.60) to $(0.50) per share
Total U.S. Paid Membership	54.0 to 54.5 million members
Visit Fee Only Access	24.0 to 25.0 million
Total Visits	4.3 to 4.5 million visits

For the full year 2022, we expect:

Full Year 2022 Guidance Range
Revenue	$2.55 to $2.65 billion
EBITDA	$18 to $48 million
Adjusted EBITDA	$330 to $355 million
Net loss per share	$(1.60) to $(1.40) per share
Total U.S. Paid Membership	54.0 to 56.0 million members
Visit Fee Only Access	24.0 to 25.0 million
Total Visits	18.5 to 20.0 million visits

Earnings Conference Call

The fourth quarter and full year 2021 earnings conference call and webcast will be held Tuesday, February 22, 2022 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-844-200-6205 for U.S. participants, or 1-929-526-1599 for international participants, and referencing Conference ID Number: 335463; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Ranked best in KLAS for Virtual Care Platforms in 2020 and #1 among direct-to-consumer telehealth providers in the J.D. Power 2021 U.S. Telehealth Satisfaction Study, Teladoc Health leverages more than a decade of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members or clients, future numbers of visits, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; and (vii) the impact of the COVID-19 pandemic on our operations, demand for our services and general economic conditions, as well as orders, directives and legislative action by local, state, federal and foreign governments in response to the spread of COVID-19. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Revenues and Summary Operating Metrics

Revenue (1)
($ thousands)	Quarter Ended		Year over Year	Year Ended		Year over Year
	December 31,		Growth	December 31,		Growth
	2021	2020		2021	2020
Access Fees Revenue
U.S.	$403,095	$263,220	53%	$1,488,420	$678,168	119%
International	66,821	48,954	36%	243,585	169,087	44%
Total	469,916	312,174	51%	1,732,005	847,255	104%

Visit Fee Revenue
U.S.	65,328	55,437	18%	241,515	211,664	14%
International	3,588	1,608	123%	12,719	9,792	30%
Total	68,916	57,045	21%	254,234	221,456	15%

Other
U.S.	14,472	13,589	6%	44,089	23,888	85%
International	931	513	81%	2,379	1,363	75%
Total	15,403	14,102	9%	46,468	25,251	84%

Total Revenue	$554,235	$383,321	45%	$2,032,707	$1,093,962	86%

U.S. Revenue	$482,895	$332,246	45%	$1,774,024	$913,720	94%
International Revenue	71,340	51,075	40%	258,683	180,242	44%
Total Revenue	$554,235	$383,321	45%	$2,032,707	$1,093,962	86%

Average U.S. Revenue Per Member (2)	$2.49	$1.63	52%

Visits (1)
(thousands)	Quarter Ended		Year over Year		Year Ended		Year over Year
	December 31,		Growth		December 31,		Growth
	2021	2020			2021	2020
U.S. Visits	3,291	2,289	44%		11,482	8,083	42%
International Visits	1,116	828	35%		3,917	3,096	27%
Total Visits	4,407	3,117	41%		15,399	11,179	38%

Utilization (3)	22.7%	16.0%	668	pt	20.1%	14.5%	563	pt

Platform-Enabled Sessions (4)	982	1,089	(10)%		4,060	2,076	96%

Total Visits & Sessions Provided & Enabled	5,389	4,206	28%		19,459	13,255	47%

Membership and Visit Fee Only Access
(millions)	Year Ended
	December 31,		Growth
	2021	2020
U.S. Paid Membership	53.6	51.8	3%

U.S. Visit Fee Only Access	24.2	21.3	14%

Chronic Care Enrollment	0.729	0.596	22%

(1) During the fourth quarter of 2021, Teladoc Health, Inc. (“Teladoc Health” or “the Company”) refined its definition of international revenues to reflect all international revenues based on location of the customer. Previously, direct to consumer activities were primarily reflected based on the location of operations. In addition, certain activities related to our international operations are now reflected in visit revenues versus access fee revenues. Prior period amounts have been recast to conform with current presentation. Consistent with this change, the corresponding metrics have been updated, including the addition of approximately 590,000 and 588,000 visits for 2021 and 2020, respectively.

(2) Average U.S. Revenue Per Member measures the average quarterly amount of access revenue that the Company generates from a U.S. paid member. It is calculated by dividing the quarterly U.S. access revenue generated from the Company’s U.S. paid members, excluding certain non-member based access fees, by the total average number of U.S. paid members during the quarter.

(3) Utilization measures the ratio of visits to total U.S. paid members. It is calculated by dividing monthly visits by monthly U.S. paid members in the quarter and annualizing the result. Visit fee only visits are excluded.

(4) Platform-Enabled Sessions are a unique instance in which our licensed software platform has facilitated a virtual voice or video encounter between a care provider and our client’s patient, or between care providers. We believe platform-enabled sessions are an indicator of the value our clients derive from the platform they license from us in order to facilitate virtual care.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$554,235	$383,321	$2,032,707	$1,093,962
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	174,985	122,942	650,258	390,829
Operating expenses:
Advertising and marketing	112,988	93,751	416,726	226,146
Sales	59,330	93,942	250,581	154,052
Technology and development	72,867	92,697	311,884	164,941
Acquisition, integration, and transformation costs	4,559	57,550	26,643	88,236
General and administrative	118,603	343,985	438,007	506,684
Depreciation and amortization	52,332	36,960	204,239	69,495
Total expenses	595,664	841,827	2,298,338	1,600,383
Loss from operations	(41,429)	(458,506)	(265,631)	(506,421)
Loss on extinguishment of debt	20	99	43,748	9,077
Other expense (income), net	405	(282)	(5,088)	545
Interest expense, net	18,872	21,101	80,365	59,950
Net loss before taxes	(60,726)	(479,424)	(384,656)	(575,993)
Income tax (benefit) expense	(49,741)	(85,457)	44,137	(90,857)
Net loss	$(10,985)	$(393,967)	$(428,793)	$(485,136)

Net loss per share, basic and diluted	$(0.07)	$(3.07)	$(2.73)	$(5.36)

Weighted-average shares used to compute basic and diluted net loss per share	159,944,335	128,298,005	156,939,349	90,509,229

Stock-based Compensation Summary

Compensation costs for stock-based awards were classified as follows (in thousands):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$1,970	$2,572	$8,280	$2,700
Advertising and marketing	3,811	22,548	18,952	26,995
Sales	13,837	56,265	71,475	65,730
Technology and development	18,226	53,271	95,561	60,556
General and administrative	23,771	279,724	108,318	319,550
Total stock-based compensation expense (1)	$61,615	$414,380	$302,586	$475,531

(1) Excluding the amount capitalized related to internal software development projects.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Year Ended December 31,
	2021	2020
Operating activities:
Net loss	$(428,793)	$(485,136)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	204,239	69,495
Depreciation of rental equipment	3,333	1,697
Amortization of right-of-use assets	12,049	6,895
Provision for doubtful accounts	16,941	5,284
Stock-based compensation	302,586	475,531
Deferred income taxes	41,800	(90,158)
Accretion of interest	61,253	45,296
Loss on extinguishment of debt	40,652	9,077
Gain on sale of investment	(5,901)	0
Other, net	(3,845)	(1,009)
Changes in operating assets and liabilities:
Accounts receivable	(17,510)	(21,091)
Prepaid expenses and other current assets	(31,090)	(12,565)
Inventory	(19,494)	(24,732)
Other assets	(3,547)	(8,135)
Accounts payable	1,188	(87,995)
Accrued expenses and other current liabilities	18,175	20,125
Accrued compensation	(4,675)	34,819
Deferred revenue	20,554	17,751
Operating lease liabilities	(16,532)	(6,300)
Other liabilities	2,607	(2,360)
Net cash provided by (used in) operating activities	193,990	(53,511)
Investing activities:
Capital expenditures	(8,534)	(4,024)
Capitalized software	(55,400)	(22,018)
Proceeds from marketable securities	50,000	2,496
Proceeds from the sale of investment	10,901	0
Acquisitions of business, net of cash acquired	(78,663)	(567,429)
Other, net	8,715	0
Net cash used in investing activities	(72,981)	(590,975)
Financing activities:
Net proceeds from the exercise of stock options	25,781	54,314
Proceeds from issuance of 2027 Notes	0	1,000,000
Payment of issuance costs of 2027 Notes	0	(24,070)
Repurchase of 2022 Notes	(139)	(228,153)
Proceeds from the sale of capped call related to the Livongo Notes	0	91,659
Proceeds from advances from financing companies	15,275	6,002
Payment against advances from financing companies	(16,050)	(8,635)
Payment of assumed indebtedness	0	(10,000)
Proceeds from employee stock purchase plan	16,810	4,722
Cash received (paid) for withholding taxes on stock-based compensation, net	3,422	(26,703)
Other, net	(4,152)	0
Net cash provided by financing activities	40,947	859,136
Net increase in cash and cash equivalents	161,956	214,650
Foreign exchange difference	(1,800)	4,321
Cash and cash equivalents at beginning of the period	733,324	514,353
Cash and cash equivalents at end of the period	$893,480	$733,324

Income taxes paid	$3,974	$1,324

Interest paid	$16,430	$14,890

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	December 31,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$893,480	$733,324
Short-term investments	2,537	53,245
Accounts receivable, net of provision of $12,384 and $6,412, respectively	168,956	169,281
Inventories	73,079	56,498
Prepaid expenses and other current assets	87,387	47,259
Total current assets	1,225,439	1,059,607
Property and equipment, net	27,234	28,551
Goodwill	14,504,174	14,581,255
Intangible assets, net	1,910,278	2,020,864
Operating lease - right-of-use assets	46,780	46,647
Other assets	20,703	18,357
Total assets	$17,734,608	$17,755,281
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$47,257	$46,030
Accrued expenses and other current liabilities	102,933	83,657
Accrued compensation	91,941	94,593
Deferred revenue-current	75,569	52,356
Advances from financing companies	13,313	13,453
Current portion of long-term debt	—	42,560
Total current liabilities	331,013	332,649
Other liabilities	1,492	1,616
Operating lease liabilities, net of current portion	41,773	43,142
Deferred revenue, net of current portion	3,834	2,449
Advances from financing companies, net of current portion	9,291	9,926
Deferred taxes, net	75,777	102,103
Convertible senior notes, net	1,225,671	1,379,592
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized as of December 31, 2021 and 2020; 160,469,325 shares and 150,281,099 shares issued and outstanding as of December 31, 2021 and 2020, respectively	160	150
Additional paid-in capital	17,473,336	16,857,797
Accumulated deficit	(1,421,454)	(992,661)
Accumulated other comprehensive (loss) gain	(6,285)	18,518
Total stockholders’ equity	16,045,757	15,883,804
Total liabilities and stockholders’ equity	$17,734,608	$17,755,281

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with GAAP, we use adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as the primary measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; taxes; depreciation and amortization; and loss on extinguishment of debt. Adjusted EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; taxes; depreciation and amortization; loss on extinguishment of debt; stock-based compensation; and acquisition, integration and transformation costs.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA, nor adjusted EBITDA should be considered as an alternative to net loss before taxes, net loss, net loss per share or any other performance measures derived in accordance with GAAP.

Adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	Adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect the significant interest expense on our debt;
●	EBITDA and adjusted EBITDA eliminate the impact of income taxes on our results of operations;
●	EBITDA and adjusted EBITDA do not reflect the loss on extinguishment of debt;
●	EBITDA and adjusted EBITDA do not reflect other expense (income), net;
●	Adjusted EBITDA does not reflect the significant acquisition, integration and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;
●	Adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA differently than we do, limiting the usefulness of these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$554,235	$383,321	$2,032,707	$1,093,962
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(174,985)	(122,942)	(650,258)	(390,829)
Depreciation and amortization of intangible assets	(5,406)	(2,846)	(16,546)	(12,394)
Gross Profit	373,844	257,533	1,365,903	690,739
Depreciation and amortization of intangible assets	5,406	2,846	16,546	12,394
Adjusted gross profit	$379,250	$260,379	$1,382,449	$703,133

Gross margin	67.5%	67.2%	67.2%	63.1%
Adjusted gross margin	68.4%	67.9%	68.0%	64.3%

The following is a reconciliation of Net Loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, except for guidance data, unaudited)

	Quarter Ended		Year Ended		Guidance in millions (1)
	December 31,		December 31,		First Quarter	Full Year
	2021	2020	2021	2020	2022	2022
Net loss	$(10,985)	$(393,967)	$(428,793)	$(485,136)	$(91) - $(81)	$(259) - $(213)
Add:
Loss on extinguishment of debt	20	99	43,748	9,077
Other expense (income), net	405	(282)	(5,088)	545
Interest expense, net	18,872	21,101	80,365	59,950
Income tax (benefit) expense	(49,741)	(85,457)	44,137	(90,857)
Depreciation and amortization	52,332	36,960	204,239	69,495
Total loss on extinguishment of debt; other expense (income), net; interest expense, net; income tax (benefit) expense; and depreciation and amortization	21,888	(27,579)	367,401	48,210	68 - 65	277 - 261
EBITDA	10,903	(421,546)	(61,392)	(436,926)	(23) - (16)	18 - 48
Stock-based compensation	61,615	414,380	302,586	475,531
Acquisition, integration, and transformation costs	4,559	57,550	26,643	88,236
Total stock-based compensation and acquisition, integration, and transformation costs	66,174	471,930	329,229	563,767	74 - 71	312 - 307
Adjusted EBITDA	$77,077	$50,384	$267,837	$126,841	$51 - $55	$330 - $355

(1) We have not provided a full line-item reconciliation for net loss to EBITDA or adjusted EBITDA guidance because we do not provide guidance on the individual reconciling items between net loss, EBITDA, and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as stock-based compensation and the related tax impact, income taxes and acquisition, integration and transformation costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure guidance is not available without unreasonable effort.

Revenues and Selected Operating Metrics (1)
(In thousands, except Average U.S. Revenue per Member)
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Revenue	2020	2020	2020	2020	2021	2021	2021	2021
Access Fees Revenue
U.S.	$99,917	$138,396	$176,635	$263,220	$327,553	$371,591	$386,181	$403,095
International	34,147	40,187	45,799	48,954	54,553	59,474	62,737	66,821
Total	134,064	178,583	222,434	312,174	382,106	431,065	448,918	469,916

Visit Fee Revenue
U.S.	44,043	59,556	52,628	55,437	57,128	59,196	59,863	65,328
International	2,692	2,891	2,601	1,608	3,383	3,058	2,690	3,588
Total	46,735	62,447	55,229	57,045	60,511	62,254	62,553	68,916

Other
U.S.	-	-	10,299	13,589	10,671	9,363	9,583	14,472
International	-	-	850	513	387	457	604	931
Total	-	-	11,149	14,102	11,058	9,820	10,187	15,403

Total Revenue	$180,799	$241,030	$288,812	$383,321	$453,675	$503,139	$521,658	$554,235

U.S. Revenue	$143,960	$197,952	$239,562	$332,246	$395,352	$440,150	$455,627	$482,895
International Revenue	36,839	43,078	49,250	51,075	58,323	62,989	66,031	71,340
Total Revenue	$180,799	$241,030	$288,812	$383,321	$453,675	$503,139	$521,658	$554,235

Average U.S. Revenue per Member	$0.80	$0.92	$1.06	$1.63	$2.09	$2.31	$2.40	$2.49

Visits
U.S. Visits	1,514	2,108	2,172	2,289	2,461	2,723	3,007	3,291
International Visits	706	769	793	828	881	929	991	1,116
Total Visits	2,220	2,877	2,965	3,117	3,342	3,652	3,998	4,407

U.S. Paid Membership	42.9	51.5	51.5	51.8	51.5	52.0	52.5	53.6

Utilization	12.1%	14.4%	14.8%	16.0%	17.5%	19.1%	21.0%	22.7%

Platform-Enabled Sessions	n/a	n/a	987	1,089	1,092	1,017	969	982

Total Visits & Sessions Provided & Enabled	2,220	2,877	3,952	4,206	4,434	4,669	4,967	5,389

(1) During the fourth quarter of 2021, the Company refined its definition of international revenues to reflect all international revenues based on location of the customer. Previously, direct to consumer activities were primarily reflected based on the location of operations. In addition, certain activities related to our international operations are now reflected in visit revenues versus access fee revenues. Prior period amounts have been recast to conform with current presentation. Consistent with this change, the corresponding metrics have been updated.

n/a – Not applicable

Investors:
Patrick Feeley

914-265-7925

IR@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com